Exhibit 19.1

INSIDER TRADING POLICY

OF

HESS CORPORATION

Purpose

The Board of Directors of Hess Corporation (the “Corporation”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to this Policy

This Policy applies to all employees and officers of the Corporation, members of the Corporation’s Board of Directors, contractors and consultants and any other persons designated by the Compliance Officer as subject to this Policy (each such person subject to this Policy is referred to as a “Covered Person”). This Policy also applies to Associates and Controlled Entities of Covered Persons (as defined below).

Transactions Subject to this Policy

As part of this Policy, Covered Persons may not:

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transact, directly or indirectly, including through Associates or Controlled Entities, in Corporation securities while aware of material, nonpublic information regarding the Corporation;
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transact in securities of any other company (including Hess Midstream LP) while aware of material, nonpublic information about that company that was obtained as a result of the individual’s employment or relationship with the Corporation; or
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communicate material, nonpublic information regarding the Corporation or any other company to third parties for the purpose of such third parties transacting in Corporation securities or the securities of another company.

In general, Covered Persons who are aware of material, nonpublic information may not transact in Corporation securities or the securities of any other company until the second business day after the day on which the information is released. Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

“Trading” and “transacting” in securities includes engaging in any transaction used to:

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purchase, sell or gift stock, bonds, debentures, options, puts, collars, straddles, futures contracts or other derivative securities;
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exercise stock options (subject to certain exceptions described below); and
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make investment elections and exchanges (purchases and sales) relating to a Corporation stock fund in any benefit or retirement plan (including the employees’ savings plan, the dividend reinvestment plan or the Corporation’s equity incentive plans).

As described below under the heading “Special and Prohibited Transactions,” certain transactions in Corporation securities such as hedging or speculative transactions, purchasing on margin and certain pledges are prohibited at all times, whether or not a Covered Person is aware of material nonpublic information.

Definition of Material Nonpublic Information

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Corporation’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that may be regarded as material include, without limitation:

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financial results or guidance, changes to such guidance, or projections inconsistent with such guidance;
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a pending or proposed merger, acquisition, disposition, tender offer or joint venture;
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a restructuring or other major change in operations;
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a change in dividend policy or the declaration of a stock split;
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an offering of Corporation securities;
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the establishment of, or changes to, a repurchase program for Corporation securities;
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changes in the Corporation’s estimated crude oil and natural gas reserves and levels of production;
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updates regarding new assets, discoveries or exploration results;
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updates regarding capital expenditure costs or plans, capital project milestones, work programs and project status updates;
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significant changes in management;
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significant changes in accounting treatment, write-offs, or effective tax rate;
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pending or threatened significant litigation, or the resolution of such litigation;
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significant regulatory changes relating to the oil and gas industry, including environmental regulations;
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deterioration in the Corporation’s credit status with rating agencies or the existence of liquidity problems; or
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a significant cybersecurity breach.

The foregoing are merely examples and should not be treated as an all-inclusive list. Depending on the circumstances, information about other events or about other possible changes or developments not listed above may also be regarded as material. If in doubt, individuals should contact the Compliance Officer before engaging in any transaction.

When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it is necessary to demonstrate that the information has been widely disseminated, such as through a press release or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information.

As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. If, for example, the Corporation were to make an announcement on a Monday, you should not trade in Corporation securities until Wednesday. Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Blackout Periods

Covered Persons are prohibited from trading in Corporation securities during Blackout Periods (as defined below), regardless of whether they actually possess material nonpublic information.

Quarterly Blackout Periods. There are four regular blackout periods with respect to trading per year (the “Quarterly Blackout Periods”). Each Quarterly Blackout Period begins at 12:01 a.m. Eastern time on the first day of the quarter (i.e., 12:01 a.m. Eastern time on each January 1, April 1, July 1 and October 1) and ends at the close of trading on the second business day following the public dissemination by the Corporation of its financial results for the preceding quarter by press release or by making a filing with the SEC. Covered Persons are prohibited from trading in Corporation securities during Quarterly Blackout Periods.

Designated Blackout Periods. From time to time, the Compliance Officer may notify certain Covered Persons that they should refrain from trading in Corporation securities because they may have knowledge of an event or matter that may be material to the Corporation (a “Designated Blackout Period” and, together with Quarterly Blackout Periods, “Blackout Periods”). The existence of a Designated Blackout Period will not be announced to the Corporation as a whole and should not be communicated to any other person.

Exceptions. The Blackout Periods do not apply to those transactions to which this Policy does not apply, as described below under the heading “Transactions Under Corporation Plans.” Further, the Blackout Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, as described below.

Rule 10b5-1 Plans

Transactions by Covered Persons and their Associates and Controlled Entities will not violate this Policy, and are not subject to the Blackout Periods, if made pursuant to a Rule 10b5-1 Plan that (i) complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) has been approved in advance by the Compliance Officer (such a plan that meets the requirements of the foregoing clauses (i) and (ii), a “Rule 10b5-1 Plan”). However, the Corporation will treat the creation, modification or termination of a pre-planned trading program or arrangement established to qualify as a Rule 10b5-1 Plan as a transaction subject to the Blackout Periods.

Pre-Clearance Requirement for Directors and Section 16 Officers

In addition to the Blackout Periods and compliance with the general prohibition on insider trading, all directors and officers of the Corporation under Section 16 of the Exchange Act must obtain the approval of the Compliance Officer before effecting a trade in Corporation securities (the “Pre-Clearance Requirement”). The Pre-Clearance Requirement also applies to Associates and Controlled Entities of such persons. A request for approval should be submitted at least two business days prior to the proposed transaction date.

Transactions Under Corporation Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Employees’ Savings Plan. This Policy does not apply to purchases of Corporation securities in the Corporation’s employees’ savings plan resulting from your periodic contribution to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the Corporation’s employees’ savings plan, including: (i) the selection of the Corporation stock fund as an investment election; (ii) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Corporation stock fund; (iii) an election to make an intra-plan transfer of an existing account balance into or out of the Corporation stock fund; (iv) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Corporation stock fund balance; and (v) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Corporation stock fund.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Corporation securities under the Corporation’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Corporation securities. This Policy does apply, however, to your election to participate in the plan or increase your level of participation in the plan and to voluntary purchases of Corporation securities resulting from additional contributions you choose to make to the dividend reinvestment plan. This Policy also applies to your sale of any Corporation securities purchased pursuant to the plan.

Stock Options. This Policy does not apply to the grant, vesting or cash exercise of an employee stock option acquired pursuant to the Corporation’s equity incentive plans. However, this Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Stock Awards. This Policy does not apply to the vesting or delivery of restricted stock or performance share units paid in shares of common stock.

Special and Prohibited Transactions

The Corporation has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if a Covered Person engages in certain types of transactions. It therefore is the Corporation’s policy that any Covered Person may not at any time:

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engage in hedging transactions or speculative transactions involving Corporation securities, including, but not limited to, short sales and trading in options, puts, calls, straddles, swaps, or other derivative securities;
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purchase Corporation securities on margin;
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engage in monetization transactions, such as forward sale contracts involving Corporation securities; or
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pledge Corporation securities over which the individual has a financial interest as collateral for a loan or any other purpose.

Hess Transactions

From time to time, the Corporation may engage in transactions in Corporation securities. It is the Corporation’s policy to comply with all applicable federal and state securities laws (including obtaining approvals by the Board of Directors or appropriate committee, if required) when the Corporation is engaging in transactions in Corporation securities.

Individual Responsibility

Each individual subject to this Policy is responsible for making sure that he or she complies with this Policy and that any Associates and Controlled Entities, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Transactions by Family Members and Others

Each of the policies and procedures under this Policy that is binding on a Covered Person also applies to the “Associates” of such Covered Person, which consist of: (i) any family member who resides in the household of a Covered Person; (ii) anyone else who lives in the household of a Covered Person; and (iii) any family member who does not live in the household of a Covered Person but whose transactions in Corporation securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with a Covered Person before they trade in Corporation securities).

Transactions by Entities that You Influence or Control

This Policy applies to any entity that a Covered Person controls, including any controlled corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person.

Situations may exist where a Covered Person has record ownership of or beneficial interest in Corporation securities, but has no influence or control over investment decisions, for example, where the investment decisions have been delegated to an independent investment adviser or trustee. In such cases, this Policy is not intended to proscribe dealings in Corporation securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility. Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual or exchange traded fund, even if the fund holds or trades in Corporation securities.

Post-Termination Transactions

This Policy continues to apply to transactions in Corporation securities even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Corporation securities until the second business day after that information has become public or is no longer material.

Administration of this Policy

The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Corporation securities, is prohibited by federal and state law. Insider trading violations are pursued vigorously by the U.S. Department of Justice, the SEC and state enforcement authorities as well as foreign enforcement authorities.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. In addition, the federal securities laws impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

An individual’s failure to comply with this Policy may subject the individual to Corporation-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Corporation Assistance

This Policy is not intended to address all conceivable questions about compliance with securities laws. As a practical matter, before engaging in any transaction, it is prudent to err on the side of caution. Any person who has any question about this Policy or its application to any proposed transaction should contact the Compliance Officer.